EXHIBIT 23.1

 Christen Lambert

Attorney at Law

2920 Forestville Rd., Ste. 100, PMB 1155 — Raleigh, North Carolina 27616

Phone: 919-473-9130

Email: christen@christenlambertlaw.com

November 10, 2022

Blackstar Enterprise Group, Inc.

4450 Arapahoe Ave., Suite 100

Boulder, CO 80303

Re:  Registration Statement on Form S-1 for up to 46,000,000 Shares of Common Stock Underlying Convertible Notes, $0.001 par value, of Blackstar Enterprise Group, Inc.

Gentlemen:

At your request, I have examined the Registration Statement on Form S-1, as amended, which is being filed with the Securities and Exchange Commission ("SEC") (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of:

•	Up to 46,000,000 shares of common stock underlying convertible notes

In rendering the following opinion, I have examined and relied upon all of the documents listed as exhibits to the Registration Statement on Form S-1, as amended, and resolutions of the Board of Directors of the Company adopted by the Board of Directors of the Company authorizing the agreement for the issuance of the stock, registered in this Registration Statement on Form S-1, as amended, to which this letter refers. In my examination, I have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to me as originals, and the conformity with the original documents of all documents submitted to me as copies.

I have not undertaken, nor do I intend to undertake, any independent investigation beyond such specified documents and records, but to the extent necessary for this opinion, I have inquired and am satisfied as to the adequacy and accuracy of such documents and records. I have examined all documents necessary to form my opinions.

Based on the foregoing, it is my opinion that the stock being registered under the Registration Statement, when and as issued, will be duly and validly authorized, fully paid and non-assessable under Delaware Laws.

I express no opinion as to compliance with the Securities Acts or "blue sky" laws of any state in which the stock is proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of transfer of the stock.

I consent to the filing of this opinion as an exhibit to any filing made with the Securities and Exchange Commission or under any state or other jurisdiction's securities act for the purpose of registering, qualifying or establishing eligibility for an exemption from registration or qualification of the stock described in the Registration Statement in connection with the offering described therein.

This opinion covers only matters of Delaware law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction. Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

The information set forth herein is as of the date of this letter. I disclaim any undertaking to advise you of changes which may be brought to my attention after the effective date of the Registration Statement.

Sincerely,

/s/Christen Lambert

Christen Lambert, Attorney at Law